As filed with the Securities and Exchange Commission on March 15, 2019

Registration No. 333-145622

Registration No. 333-151791

Registration No. 333-218656

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-145622

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-151791

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-218656

UNDER THE SECURITIES ACT OF 1933

OURPET’S COMPANY

(Exact name of registrant as specified in its charter)

Colorado	34-1480558
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1300 East Street

Fairport Harbor, OH 44077

(440) 354-6500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott R. Mendes

Chief Financial Officer and Treasurer

1300 East Street

Fairport Harbor, Ohio 44077

(440) 354-6500, x109

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filter, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the following Registration Statements of OurPet’s Company, a Colorado corporation (the “Company”), on Form S-8 (the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (“SEC”):

•	Registration Statement No. 333-145622, originally filed with the SEC on August 22, 2007, registering 1,340,000 shares of common stock, no par value (the “Common Stock”), of the Company under the 1999 Stock Option Plan;

•	Registration Statement No. 333-151791, originally filed with the SEC on June 20, 2008, registering 1,000,000 shares of Common Stock under the 2008 Stock Option Plan; and

•	Registration Statement No. 333-218656, originally filed with the SEC on June 9, 2017, registering 1,750,000 shares of Common Stock under the 2017 Stock Option Plan.

On March 14, 2019, pursuant to an Agreement and Plan of Merger, dated as of December 18, 2018 (the “Merger Agreement”), by and among the Company, Paws Merger Parent, LLC, a Delaware limited liability company (“Parent”), and Paws Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairport Harbor, State of Ohio, on March 14, 2019. No other person is required to sign these Post-Effective Amendments to the Registration Statements described above in reliance on Rule 478 of the Securities Act of 1933, as amended.

OURPET’S COMPANY

By:	/s/ Scott R. Mendes
Scott R. Mendes
Chief Financial Officer and Treasurer
(Principal Financial Officer)